EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors,

We consent to the incorporation by reference in the registration statements No. 333-290632, No. 333-287270, No. 333-281720, No. 333-268265, No. 333-261182, No. 333-259857, No. 333-257142 and No. 333-217160 on Form S-8 of our report dated March 25, 2026, with respect to the consolidated financial statements of EDAP TMS S.A. and subsidiaries.

Lyon, March 25, 2026

KPMG S.A.

Stephane Gabriel Devin

Partner